EXHIBIT 34.1

Report of Independent Registered Public Accounting Firm

The Board of Directors of General Electric Company:

We have examined management’s assessment, included in the accompanying Management’s Assessment of Compliance, that General Electric Company, successor by merger to General Electric Capital Corporation (formerly known as General Electric Capital LLC) (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for asset-backed securities transactions for which the Company acted as master servicer involving floorplan receivables, accounts receivable and asset-based lending receivables (the Platform), except for servicing criteria 1122(d)(1)(i), 1122(d)(1)(iii), 1122(d)(2)(vi), 1122(d)(4)(iii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended December 31, 2015. The Company has determined that servicing criterion 1122(d)(1)(v) is applicable to the activities the Company performs with respect to the Platform for all transactions and securities in the Platform, including those issued on or before November 23, 2015 for which compliance was previously assessed under other servicing criteria in accordance with the SEC Division of Corporation Finance’s Manual of Publicly Available Interpretations on Regulation AB and Related Rules, Interpretation 11.03, as applicable, for the 2015 assessment period as of and for the year ended December 31, 2015. Due to the transfer of servicing responsibilities as of 1:00 a.m. (New York City time) on December 2, 2015, servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iv), 1122(d)(1)(v), 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vii), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix) and 1122(d)(4)(xiv) are only applicable to the Platform as of 1:00 a.m. (New York City time) on December 2, 2015 and for the period from January 1, 2015 through 1:00 a.m. (New York City time) on December 2, 2015. With respect to servicing criterion 1122(d)(2)(ii), the Company makes such disbursements to investors but does not make such disbursements on behalf of obligors. With respect to servicing criteria 1122(d)(2)(iii) and 1122(d)(4)(xiv), there were no activities performed during the twelve months ended December 31, 2015, with respect to the Platform because there were no occurrences of events that would require the Company to perform such activities, as applicable to the activities performed by the Company as of 1:00 a.m. (New York City time) on December 2, 2015 and for the period from January 1, 2015 through 1:00 a.m. (New York City time) on December 2, 2015. Appendix B to Management’s Assessment of Compliance identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in the accompanying Management’s Assessment of Compliance, for servicing criteria 1122(d)(2)(i), 1122(d)(2)(vii)(A)-(B), 1122(d)(2)(vii)(D) and 1122(d)(4)(ii), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that none of these vendors are considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (“C&DI”) 200.06, Vendor’s Engaged by Servicers (C&DI 200.06) (formerly SEC Manual Telephone Interpretation 17.06). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor.  The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assessment, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i), 1122(d)(2)(vii)(A)-(B), 1122(d)(2)(vii)(D) and 1122(d)(4)(ii) for which compliance is determined based on C&DI 200.06 as described above, as of and for the twelve months ended December 31, 2015, as applicable to the activities performed by the Company as of 1:00 a.m. (New York City time) on December 2, 2015 and for the period from January 1, 2015 through 1:00 a.m. (New York City time) on December 2, 2015 is fairly stated in all material respects.

/s/KPMG LLP

Chicago, Illinois

March 28, 2016